News Release
Date:     July 8, 1997
                                                              AMCORE
Contact:  Alan W. Kennebeck                                   FINANCIAL INC.
          President and CEO                                   LOGO
          AMCORE Investment Group, N.A.
          815-961-7100






    AMCORE FINANCIAL, INC., REACHES AGREEMENT IN PRINCIPAL WITH INVESTORS
                     MANAGEMENT GROUP OF DES MOINES, IOWA


     ROCKFORD, IL - AMCORE Financial, Inc. announced plans to combine its asset management operations with Investors Management Group (IMG), Iowa's largest independent asset manager. The transaction will form an investment management firm with more than $3.5 billion in assets under management. The new organization, headquartered in Des Moines, will be known as Investors Management Group and will be owned by AMCORE Investment Group, N.A., one of five financial service companies owned by AMCORE.

     "IMG is a well run organization with a strong management team and a culture which is similar to AMCORE's, so this will be a good fit for both organizations," said Robert J. Meuleman, president and chief executive officer of AMCORE.

     After the merger, AMCORE's investment management organization will rank in the top 15 percent of asset managers based on assets under management. "The different areas of expertise each company brings to the table will create great synergy and unique market opportunities," said Alan W. Kennebeck, president and chief executive officer of AMCORE Investment Group.

     AMCORE Capital Management is primarily known as an equity management firm with $1.8 billion in assets under management. It is the advisor and manager of the nationally recognized AMCORE Vintage family of funds. The AMCORE Vintage Funds have received national rankings from Morningstar, Nelson's, Investors Daily and Fortune.

     AMCORE's strong equity management team and its distribution system targeted at high net worth and retail investors will complement IMG's institutional account business and create a regional investment management firm targeting customers in Iowa, Illinois and Wisconsin. "We will build on the equity management and fixed income capabilities of both companies so we can expand our services in all our markets," said Kennebeck.





 AMCORE Financial, Inc.Bank N.A. Rockford
 501 Seventh Street, Post Office Box 1537, Rockford, Illinois 61110-0037 Telephone 815-968-2241

     IMG has $1.7 billion in assets under management and is known chiefly for its fixed income expertise. IMG manages stock, bond and money market portfolios for financial institutions, government bodies, businesses, pension plans, foundations and individuals. The firm has its own family of mutual funds, which it offers to public institutions and the insurance industry. IMG also provides customized mutual fund services to public agencies, banks and others.

     In addition to retaining their responsibilities with IMG as senior managing directors, David W. Miles will become chief operating officer and Mark A. McClurg will become managing director for client development for AMCORE Investment Group. Kennebeck will remain as president and chief executive officer of AMCORE Investment Group and Jay Evans, currently AMCORE Capital Management's chief investment officer, will assume that role at IMG.

     "AMCORE recognizes the unique needs of running an independent investment management firm, including a commitment to hiring and retaining the best team of investment professionals and a continued commitment to technology and research to enhance our market analysis. This is an ideal fit for two well respected firms," said Miles.

     The transaction is subject to due diligence, the execution of a definitive agreement, and customary regulatory approvals.

     AMCORE Financial, Inc., is a northern Illinois financial services holding company with five financial services companies: AMCORE Investment Group, N.A., including trust services, a capital management company, a brokerage company and the AMCORE Vintage family of mutual funds; AMCORE Mortgage, Inc.; AMCORE Consumer Finance Company, Inc.; AMCORE Insurance Group, Inc.; and Rockford Mercantile Agency, Inc., a bill collection service. Its holdings also include six subsidiary banks operating in 41 locations in Illinois and five in Wisconsin with assets of over $3 billion.

     This news release, other than historical financial and other information, may consist of forward-looking statements that involve risk and uncertainties, including the risks detailed from time-to-time in the company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 1996. Actual results may vary materially.

     AMCORE common stock is listed on NASDAQ under the symbol "AMFI."
AMCORE Financial Inc. may be reached on the Internet at http://www.AMCORE.com.